Exhibit 99.2

Ferguson plc ("Company"): Total Voting Rights

WOKINGHAM, England--

NOTIFICATION OF TOTAL VOTING RIGHTS AND CAPITAL IN THE COMPANY

In accordance with DTR 5.6.1, the Company hereby notifies the following:

The Company’s issued share capital as at June 30, 2023 consisted of 232,171,182 ordinary shares of 10 pence each (“Ordinary Shares”), of which 27,691,617 Ordinary Shares were held in treasury as at the date of this disclosure. The voting rights of treasury shares are automatically suspended.

Therefore, the total voting rights in the Company is 204,479,565. This figure may be used by shareholders as the denominator for the calculations by which to determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules and the Company’s Articles of Association.

Enquiries:

Kate McCormick, Company Secretary
(0118 927 3827)

July 3, 2023